Exhibit 3.2

EXECUTION VERSION

ALBANY MOLECULAR RESEARCH, INC.

REGISTRATION RIGHTS AGREEMENT

DATED AS OF JULY 16, 2015

THIS REGISTRATION RIGHTS AGREEMENT is dated as of July 16, 2015 (this “Agreement”), by and among Albany Molecular Research, Inc., a Delaware corporation (the “Company”) and Holder.

WHEREAS, the Company, Exirisk Spain, S.L.U., a Spanish company (“AMRI Sub”), certain persons named therein (“Vendors”) are parties to an Share Purchase Agreement, dated as of July 16, 2015 (as it may be amended from time to time, the “Share Purchase Agreement”), pursuant to which, among other things, the Company, AMRI Sub and the Vendors intend to sell 100% of the capital stock (“Gadea Stock”) of GADEA GRUPO FARMACÉUTICO, S.L. a Spanish company, domiciled at Parque Tecnológico de Boecillo – Plot number 113, Boecillo, Valladolid, registered with the Commercial Registry of Valladolid at volume 1.402, Sheet 8, page VA-19,433 and holding tax identification number (CIF) **** (hereinafter, indistinctively “Gadea”) (the “Transaction”);

WHEREAS, the Holder shall, as consideration for its portion of the Gadea Stock, receive a number of shares of common stock, par value $0.01 per share, of the Company (“Stock Consideration”) as provided for in the Share Purchase Agreement; and

WHEREAS, in connection with the Transaction, the Company and the Holder desire to establish certain rights, terms and conditions in connection with the Stock Consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01.         Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person, and with respect to any individual, shall mean any trust or similar entity formed for legitimate estate planning purposes or his or her spouse, sibling, child, step child, grandchild, niece, nephew or parent of such Person, or the spouse thereof.

“Agreement” shall have the meaning assigned in the preamble.

“Blackout Period” shall have the meaning assigned in Section 2.02.

“Claims” shall have the meaning assigned in Section 2.05(a).

“Closing” shall have the meaning assigned in the Share Purchase Agreement.

“Common Stock” shall mean shares of common stock, $0.01 par value per share, of Company.

“Company” shall have the meaning assigned in the preamble.

“Demand Notice” shall have the meaning assigned in Section 2.01(a).

“Demand Registration Period” means any period of time after the nine (9) month anniversary of the Signing Date, but before the earlier of (A) the two (2) year anniversary of the Signing Date or (B) the number of Participating Shares then held by the Participating Holders is less than one million (1,000,000).

“Demand Registration Statement” shall mean a registration statement on Form S-3, or if the Company is not eligible to use Form S-3, a registration statement on Form S-1, in each case for an offering to be made pursuant to Rule 415 under the Securities Act.

“Effective Period” shall have the meaning assigned in Section 2.03(a)(iii).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Excluded Registration” means (i) a registration statement relating to the sale of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase, or similar equity incentive plan; (ii) a registration statement relating to an SEC Rule 145 transaction; or (iii) a registration statement relating to the issuance by the Company of securities other than (A) the Company’s Common Stock or (B) any securities having substantially equivalent rights and ranking with the Common Stock.

“Gadea Capital Stock” shall mean the Gadea Common Stock.

“Gadea Common Stock” shall mean shares of common stock, each with a nominal value of €0.01, of Gadea.

“Holder” shall mean 3-Gutinver, S.L. which has executed and delivered a counterpart of this Agreement, for so long as 3-Gutinver, S.L. is the registered owner of any Registrable Shares.

“Holder’s Counsel” shall have the meaning assigned in Section 2.03(a)(i).

“NASDAQ” shall mean the NASDAQ Global Market.

“Participating Holder” shall mean the Holder and/or a Permitted Transferee provided that such Person has provided the Required Information prior to the delivery of a Demand Notice.

“Participating Shares” shall mean any Registrable Shares, the registered owner of which is a Participating Holder, that is subject of a Demand Registration Statement.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Permitted Transferee” shall mean (A) any Stockholder that is a natural person, (B) any trust or similar entity formed by the Holder or any Stockholder (or any of heir of a Stockholder) for legitimate estate planning purposes or (C) in connection with a transfer of Participating Shares by will or intestacy, the spouse, sibling, child, step child, grandchild, niece, nephew or parent of any Stockholder, or the spouse of any such person.

“register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration or document pursuant to the Securities Act.

“Registrable Shares” shall mean (i) any outstanding Stock Consideration issued to the Holder and (ii) any outstanding shares or other securities issued by the Company directly or indirectly with respect to outstanding Stock Consideration by way of dividend, stock split, or distribution; provided, that such securities shall cease to be Registrable Shares after they (w) (A) have been replaced by the Company with the delivery of new certificates not bearing a legend restricting transfer under the Securities Act and (B) may be publicly resold (without volume or method of sale restrictions) without registration under the Securities Act, (x) have been distributed to the public pursuant to an offering registered under the Securities Act (including through an exchange or merger registered on Form S-4), (y) have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 of the regulations promulgated under the Securities Act (or any similar rule then in force) or (z) have ceased to be outstanding.

“Required Information” shall have the meaning assigned in Section 2.01(e).

“Rule 144” shall mean Rule 144 under the Securities Act (or any similar rule then in force).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Share Purchase Agreement” shall have the meaning assigned in the recitals.

“Signing Date” shall have the meaning assigned in the Share Purchase Agreement.

“Stockholder” shall mean a stockholder of the Holder as of the date hereof.

“Transaction” shall have the meaning assigned in the recitals.

All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Share Purchase Agreement.

Article II

REGISTRATION RIGHTS

Section 2.01.         Registration.

(a)                Demand Registration. Subject to the Company’s timely receipt of the Required Information prior to the submission of a notice by the Participating Holder as set forth below, (i) at any time during the Demand Registration Period, the Participating Holder may by notice (a “Demand Notice”) to the Company request that the Company file a Demand Registration Statement with respect to at least an aggregate of 660,000 Registrable Shares of the Participating Holder and (ii) upon such request, the Company shall as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Participating Holder, file a Demand Registration Statement under the Securities Act covering the Registrable Shares that the Participating Holder requests to be included in such registration statement. The Company shall actively employ commercially reasonable efforts to cause such registration statement to become effective as soon as practicable and remain effective until all Registrable Shares that the Participating Holder requests to be included in such registration statement are sold. Notwithstanding anything contained herein to the contrary, the Participating Holder may not make any demand pursuant to Section 2.01(a)(i) after a registration statement has become effective for Registrable Shares of the Participating Holder pursuant to a previous demand under Section 2.01(a)(i). A previous participation in any registrations effected by the Company pursuant to Section 2.01(f) will not affect the Participating Holder’s registration rights under Section 2.01(a)(i). The Company shall not be obligated to effect, or to take any action to effect, any registration statement pursuant to Section 2.01(a)(i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration of Common Stock, provided, that the Company is actively employing commercially reasonable efforts to cause such registration statement to become effective as soon as practicable.

(b)          Notwithstanding the foregoing obligations, if the Company furnishes to the Participating Holder a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s board of directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) in accordance with the written advice of the Company’s inside counsel, require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential in the prospectus of the registration statement that would not otherwise be required by law to be publicly disclosed; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to delay the filing or effectiveness, but not the preparation, of the registration statement, for a period of not more than sixty (60) days after the request of the Participating Holder is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than any registration specified in clauses (i), (ii) or (iv) of the definition of Excluded Registration.

(c)          Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, a registration pursuant to any Demand Notice in accordance with this Section 2.01:

(i)          in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)         after the Company has filed with the SEC three (3) Demand Registration Statements pursuant to this Section 2.01 (counting for these purposes only (1) registrations which have been declared or ordered effective and in respect of which all Participating Shares have been sold thereunder and (2) registrations that are interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Participating Holder’s satisfaction within 30 days); or

(iii)        if the Company has filed with the SEC a Demand Registration Statement pursuant to this Section 2.01 within the preceding six (6) months, and such Demand Registration Statement has been declared or ordered effective.

(d)          Continued Effectiveness. Subject to the applicability of Blackout Periods, the Company shall use its reasonable best efforts to keep such Demand Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by the Participating Holder so long as it holds Participating Shares.

(e)          Required Information. The Participating Holder agrees to provide to the Company, prior to the delivery of a Demand Notice, such written information (the “Required Information”) regarding itself, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares, as set forth in Exhibit A. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2.01 with respect to any Registrable Shares held by the Participating Holder (including filing or taking any action to cause to be effective a Demand Registration Statement) that the Company shall have received the Required Information (with respect to such Participating Holder, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares), it being understood that the Participating Holder shall consult as appropriate with its own counsel and advisors in connection with the completion of the Required Information. For the avoidance of doubt, if the Participating Holder fails to provide the Required Information (with respect to itself, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares) prior to the Demand Notice, (i) such Participating Holder’s Registrable Shares shall not be Participating Shares and (ii) the Company shall have no obligation to file or take any action to cause to be effective a Demand Registration Statement with respect to any of such Participating Holder’s Registrable Shares.

(f)          Piggyback Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Participating Holder) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, the Company shall, at such time, promptly give the Participating Holder notice of such registration. Upon the request of the Participating Holder given within twenty (20) days after such notice is given by the Company, the Company shall cause to be registered all of the Registrable Shares that the Participating Holder requests to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.01(f) before the effective date of such registration, whether or not the Participating Holder has elected to include Registrable Shares in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.04.

Section 2.02.         Blackout Period. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for a reasonable period of time, from time to time, but in no event more than once during any six (6) month period for up to forty-five (45) days (a “Blackout Period”), the effectiveness of any registration statement, and the offer or sale of Participating Shares thereunder to the extent the registration statement has been declared effective, if the Company shall determine that any such offering or sale of any Participating Shares thereunder would (a) have a material adverse effect on a bona fide business or financing transaction or (b) require disclosure of material non-public information that, if disclosed at such time, would be materially harmful to the Company or its stockholders; provided, however, that the Company shall give written notice to the Participating Holder of its determination to impose a Blackout Period as promptly as practicable and of its determination to lift a Blackout Period. Upon notice by the Company to the Participating Holder of any such determination, the Participating Holder shall keep the fact of any such notice strictly confidential and, during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Participating Shares pursuant to the Demand Registration Statement for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering any Participating Shares for the duration of the Blackout Period and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement. Upon the termination of a Blackout Period, the Company shall promptly cure the postponement and delay of the filing or effectiveness of any registration statement, and the offer or sale of Participating Shares thereunder, as soon as practicable.

Section 2.03.         Registration Procedures.

(a)          Without limiting the rights of the Company under Section 2.02, in connection with a registration statement prepared pursuant to Section 2.01 pursuant to which Participating Shares will be offered and sold, the Company shall use reasonable best efforts to:

(i)          furnish to the Participating Holder and, if any, any single legal counsel designated by the Participating Holder (“Holder’s Counsel”), draft copies of such registration statement or prospectus or any amendments or supplements thereto (but excluding all documents incorporated or deemed incorporated therein by reference provided that such documents are publicly filed) proposed to be filed at least five (5) calendar days prior to such filing;

(ii)         cause such registration statement to comply as to form in all material respects with the requirements of the applicable form;

(iii)        keep such registration statement effective until such time as all of the securities covered thereby cease to be either Participating Shares or held by the Participating Holder (the “Effective Period”), to prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus as may be reasonably requested by the Participating Holder (to the extent such request relates to information relating to or provided by such Participating Holder) or as may be necessary to maintain the effectiveness of such registration for the Effective Period and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv)        cause all Participating Shares covered by such registration statement to be continually listed on NASDAQ or on the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;

(v)         notify promptly the Participating Holder after becoming aware of any of the events described in sub-clauses (A) through (E) of this paragraph (v), to provide the Participating Holder copies of the relevant documentation (if requested), and in the case of sub-clauses (B) through (E), to provide the Participating Holder an opportunity to review and comment on the Company’s response thereto: (A) when such registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to such registration statement or the related prospectus or for additional information (other than comment letters relating to the documents incorporated or deemed incorporated therein by reference), (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Participating Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) during the Effective Period, of the happening of any event or the existence of any fact which makes any statement in such registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in such registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi)        during the Effective Period, obtain the withdrawal of any stop order or other order enjoining or suspending the use or effectiveness of such registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Participating Shares for sale in any jurisdiction;

(vii)       deliver promptly to the Participating Holder, upon written request therefor, copies of all correspondence between the SEC and the Company, its counsel or auditors including any comment and response letters with respect to such registration statement (but excluding any comment and response letters relating to any documents incorporated or deemed incorporated by reference into such registration statement);

(viii)      provide and cause to be maintained a transfer agent and registrar for all Participating Shares covered by such registration statement not later than the effective date of such registration statement; and

(ix)         cooperate with the Participating Holder to facilitate the timely preparation and delivery of certificates representing the Participating Shares to be sold under such registration statement in a form eligible for deposit with the Depository Trust Company and not subject to any stop transfer order with any transfer agent (which certificates shall have any restrictive legends removed promptly following (A) such sale and (B) receipt by the Company of a “prospectus” letter from the broker and such other information as the Company may reasonably request with respect to such sale) and cause such Participating Shares to be issued in such denominations and registered in such names as instructed by the Participating Holder.

(b)          Nothing in this Agreement shall require the Company to (i) qualify to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to be so qualified, (ii) execute or file any general consent to service of process under the laws of any jurisdiction, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of Participating Shares covered by a registration statement prepared pursuant to Section 2.01 in any jurisdiction where it is not already subject to service of process, or (iv) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so.

(c)          In the event that the Company would be required, pursuant to Section 2.03(a)(v)(E), to notify the Participating Holder of the happening of any event specified therein, the Company shall as promptly as practicable, prepare and furnish to the Participating Holder a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Participating Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Participating Holder agrees that, upon receipt of any notice from the Company pursuant to Section 2.03(a)(v)(E), it shall, and shall cause its sales or placement agent or agents for the Participating Shares to forthwith discontinue disposition of such Participating Shares pursuant to the Demand Registration Statement until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Participating Shares as soon as practicable after the Participating Holder’s receipt of such notice.

(d)          The Participating Holder shall furnish to the Company in writing such information regarding the Participating Holder and its intended method of distribution of the Participating Shares as the Company may from time to time reasonably request in writing, including to the extent that such information is required in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Participating Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. The Participating Holder shall notify the Company of any inaccuracy or change in information previously furnished by such Participating Holder to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Participating Shares contains or would contain an untrue statement of a material fact or omits to state any material fact with respect to such Participating Holder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.04.         Registration Expenses. The Company shall pay the fees and disbursements of all the Company’s counsel and accountants in connection with any registration of any Participating Shares and all registration and filing fees and printing costs; provided, that the Participating Holder shall pay all registration expenses to the extent required to be paid by such Participating Holder under applicable law and all underwriting commissions and transfer and other taxes associated with the sale of Registrable Shares by such Participating Holder. The Company shall pay the reasonable, documented fees and disbursements of one counsel for all Participating Holders in such registration in connection with any registration of any Participating Shares and all registration and filing fees and printing costs.

Section 2.05.         Indemnification; Contribution.

(a)          The Company shall, and hereby agrees to, indemnify and hold harmless the Participating Holder and its partners, members, directors, officers, employees and controlling Persons, if any, in any offering or sale of the Participating Shares pursuant to a registration statement hereunder, against any losses, claims, damages (including reasonable attorney’s fees) or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject (and the Company will pay to the Participating Holder or other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Claim as such expenses are incurred), insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in each case in light of the circumstances in which they were made, not misleading or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; provided, that the Company shall not be liable to the Participating Holder in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by the Participating Holder with respect to such Participating Holder expressly for use therein, by such Participating Holder’s failure to furnish the Company, upon request, with the information with respect to such Participating Holder, or such Participating Holder’s intended method of distribution, that is the subject of the untrue statement or omission, or if such Participating Holder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Participating Holder, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

(b)          The Participating Holder shall, and hereby agrees to, indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons, if any, in any offering or sale of Participating Shares pursuant to a registration statement hereunder, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only with respect to any written information furnished to the Company by the Participating Holder expressly for use in the preparation of such registration statement or prospectus or any amendment or supplement thereto; provided, that in no event shall any indemnity under this Section 2.05 exceed the net proceeds from the offering received by such Participating Holder unless such liability arises out of or is based on fraud or willful misconduct by such Participating Holder as finally determined by a court of competent jurisdiction.

(c)          Promptly after receipt by an indemnified party under Section 2.05(a) or Section 2.05(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 2.05(a) or Section 2.05(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall, without the prior written consent of the indemnified party (which shall not be unreasonably withheld, conditioned or delayed), compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 2.05(a) or Section 2.05(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement is solely for monetary damages and includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d)          The Participating Holder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 2.05(a) or Section 2.05(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 2.05(d) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.05(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 2.05(d). Notwithstanding any of the foregoing, in no event shall any contribution by any Participating Holder under this Section 2.05(d), when combined with any amounts payable or paid by such Participating Holder under Section 2.05(b), exceed the net proceeds from the offering received by such Participating Holder, unless such liability arises out of or is based on fraud or willful misconduct by such Participating Holder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 2.06.         Rule 144 Reporting. With a view to making available to the Holder or Participating Holder the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)          make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times that it is subject to the reporting requirements of the Exchange Act;

(b)          file with the SEC, in a timely manner, all reports and other documents required under the Securities Act and Exchange Act (at all times that it is subject to such reporting requirements); and

(c)          so long as any party hereto owns any Registrable Shares, furnish to such Person forthwith upon written request (i) a written statement as to its compliance with the current information requirements of Rule 144 to the extent applicable and (ii) such reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 2.07.         Grant of Registration Rights to Third Parties. Nothing in this Agreement shall limit the Company’s ability to grant to any third party, in its sole and absolute discretion, rights with respect to the registration of any securities issued or to be issued by the Company.

Article III

MISCELLANEOUS

Section 3.01.         Successors and Assigns; Third Party Beneficiaries.

(a)          This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Holder, the Permitted Transferees and their respective successors and permitted assigns, and no term or provision of this Agreement is for the benefit of, or intended to create any obligations to, any other Person. This Agreement shall not be assigned and no obligations hereunder may be transferred by the Holder, provided, that the Holder will be permitted to assign its rights under this Agreement to any Permitted Transferee solely in connection of such Holder’s Registrable Shares, provided that such Permitted Transferee agrees to sign a joinder agreement to be bound by the provisions of this Agreement. The Holder shall provide to the Company prior written notice of a transfer to a Permitted Transferee at least ten (10) business days’ of the transfer. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto.

Section 3.02.         Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by the Company and the Holder or a Permitted Transferee, as applicable. Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 3.03.         Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided, that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

if to the Company:	Albany Molecular Research, Inc. 26 Corporate Circle Albany, NY 12203 Attention: Lori M. Henderson Facsimile: (518) 512-2075
if to the Holder:	To the 3-Gutinver, S.L. as provided in the Share Purchase Agreement.

Section 3.04.         Governing Law; Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the Borough of Manhattan, New York, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

Section 3.05.           Injunctive Relief. Each of the parties hereto recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which such party may have.

Section 3.06.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 3.07.          Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 3.08.          Integration. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 3.09.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.10.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	Senior Vice President and Secretary

3-GUTINVER, S.L.

By:	/s/ Gerardo Gutierrez
Name:	Gerardo Gutierrez
Title:	Sale Administrator

[Signature Page to Registration Rights Agreement]